Exhibit 23.1













                              CONSENT OF KPMG LLP



The Board of Directors
The Ziegler Companies, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to The Ziegler Companies, Inc. Mandatory Deferred
Bonus Plan and The Ziegler Companies, Inc. Voluntary Deferred Bonus Plan (collectively, "the Plans"), of our reports dated January 28, 2003, with respect to the consolidated statement of financial condition of The Ziegler Companies, Inc. and Subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and the related financial statement schedule, which reports appear in the December 31, 2002, annual report on Form 10-K of The Ziegler Companies, Inc. The 2001 and 2000 consolidated financial statements of The Ziegler Companies, Inc. were audited by other auditors who have ceased operations. Our report refers to a change in method of accounting for goodwill and other intangible assets in 2002.

                              /s/ KPMG LLP

Milwaukee, Wisconsin
June 9, 2003